SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


    Date of report (Date of earliest event reported):  September 9, 2008


                                CANEUM, INC.
             (Exact Name of Registrant as Specified in Charter)


           NEVADA                 000-30874                    33-0916900
(State or Other Jurisdiction     (Commission                 (IRS Employer
     of Incorporation)           File Number)             Identification No.)


3101 West Coast Highway, Suite 400, Newport Beach, CA                92663
      (Address of Principal Executive Offices)                     (Zip Code)

Registrant's telephone number, including area code:  (949) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ]  Written communications pursuant to Rule 425 under the Securities
          Act

     [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

     On June 30, 2008, our Compensation Committee approved the renewal and extension of the employment agreements with Suki Mudan, our President, and Alan Knitowski, our Chairman. Each employment agreement, originally dated October 28, 2003, as amended, was extended for one year until March 31, 2009.

     On September 9, 2008, the Compensation Committee approved the written amendments documenting the negotiated terms of extending the employment agreements with Suki Mudan, our President, and Alan Knitowski, our Chairman. Each employment agreement, originally dated October 28, 2003, as amended, was extended for one year until March 31, 2009.

Item 5.02 Compensatory Arrangements of Certain Officers

     As amended on September 29, 2006, the employment agreements dated October 28, 2003, with Suki Mudan, our President, and Alan Knitowski, our Chairman, provided that if the employee, on or before March 31, 2008, notified us in writing that he was willing to negotiate in good faith with us to enter into a new employment agreement, we would pay to the employee a bonus of $60,000, payable in cash or common stock of Caneum. Both Mr. Mudan and Mr. Knitowski notified us prior to March 31, 2008, that they would be willing to negotiate a new employment agreement with us.

     As a consequence, on June 30, 2008, our Compensation Committee authorized the issuance of 178,042 shares each to Messrs Mudan and Knitowski for such notifications, which was corrected to a total of 294,118 on September 9, 2008, by the Compensation Committee.

     All of the shares were issued under our 2002 Stock Option/Stock Issuance Plan.

Item 9.01 Exhibits

     99.1 Amendment dated September 9, 2008, effective March 31, 2008, to Employment Agreement with Sukhbir Singh Mudan*
     99.2 Amendment dated September 9, 2008, effective March 31, 2008, to Employment Agreement with Alan S. Knitowski*
     * Management contract, or compensatory plan or arrangement required to be filed as an exhibit

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Caneum, Inc.

Date:  September 16, 2008               By /s/ Sukhbir S. Mudan
                                        Sukhbir S. Mudan, President